UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 3, 2014

TIBCO Software Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26579	77-0449727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3303 Hillview Avenue

Palo Alto, California 94304-1213

(Address of principal executive offices, including zip code)

(650) 846-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A is being filed by TIBCO Software Inc. (the “Company”) as an amendment (the “Amendment”) to the Current Report on Form 8-K that the Company filed with the Securities and Exchange Commission on December 4, 2014 to announce the preliminary results of the Company’s Special Meeting of Stockholders held on December 3, 2014 (the “Special Meeting”). This Amendment is being filed to report the final voting results for the Special Meeting.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On December 3, 2014, the Company held the Special Meeting for the purpose of, among other things, approving the Agreement and Plan of Merger, dated as of September 27, 2014 (the “Merger Agreement”), by and among Balboa Intermediate Holdings LLC, Balboa Merger Sub, Inc. and the Company. There were 163,859,241 shares of the Company’s common stock entitled to vote at the Special Meeting and a total of 114,695,582 shares (approximately 70.0% thereof) were present in person or represented by proxy at the Special Meeting. The final voting results from the Special Meeting are as follows.

Proposal 1: Adoption of the Merger Agreement.

For	Against	Abstentions	Broker Non-Votes
110,409,930	1,844,571	2,441,081	0

The proposal received the necessary votes to be approved.

Proposal 2: To approve the adoption of any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

No vote was necessary or taken in light of the approval of Proposal 1, and this proposal was not presented at the Special Meeting.

Proposal 3: Approval, by non-binding, advisory vote, of compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

For	Against	Abstentions	Broker Non-Votes
62,604,161	48,377,387	3,714,034	0

The proposal received the necessary votes to be approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIBCO Software Inc.

By:	/s/ William R. Hughes
William R. Hughes Executive Vice President, Chief Administrative Officer and General Counsel

Date: December 5, 2014